UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT
     Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

                         Date of Report: February 28, 2006
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                          BRAVO RESOURCE PARTNERS LTD.
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                 (Name of Small Business Issuer in its charter)


    Yukon, British Columbia           0-30770                  04-3779327
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   (State of incorporation)     Commission File No.       (IRS Employer
                                                           Identification No.)

                        2993 S. Peoria Street, Suite 302
                             Aurora, Colorado 80014
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                (Address of Principal Executive Office) Zip Code


       Registrant's telephone number, including Area Code: (303) 261-1370
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Item 1.01 Entry into a Material Definitive Agreement.
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Bravo Resource Partners Ltd. (TSXV NEX-BRV.H) (the "Company") announces that it has arranged a private placement with Meier Ludwig LLC, a Colorado limited liability company. Under the terms of the private placement, the Company has agreed to issue 345,554 Common shares in the capital of the Company at $0.05US per share for gross proceeds of $15,000.00US. The Common shares issued shall be subject to a hold period which will expire one year after the date of the distribution of the Common shares.

Meier Ludwig LLC is arm's length to the Company. As a result of the proposed transactions described above, Meier Ludwig LLC will beneficially own 582,200 Common shares in the capital of the Company representing approximately 5.7% of the then issued and outstanding share capital of the Company.

The current board of directors of the Company believes the transactions to be in the best interests of the Company and its shareholders. In consideration of the Company's current financial situation the funds are required in order to meet current obligations. The proceeds raised through the private placement will be used to settle certain debts.


All proposed transactions are subject to acceptance by the TSX Venture Exchange and other applicable regulatory approvals.


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                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:  February 28, 2006

                                                  BRAVO RESOURCE PARTNERS, LTD.


                                                  By:  /s/ Tyrone R. Carter
                                                       ----------------------
                                                       Tyrone R. Carter
                                                       Director